EXHIBIT 99.1


                                  NEWS RELEASE

CONTACTS:  Cesar Garcia
           Chairman and Chief Executive Officer
           818-709-1244, x 7123
             -or-
           Ron Stabiner, The Wall Street Group, Inc.
           212-888-4848

FOR IMMEDIATE RELEASE:

        IRIS INTERNATIONAL ELECTS EDWARD F. VOBORIL TO BOARD OF DIRECTORS

CHATSWORTH, CALIF., JULY 31, 2008 - IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, announced today that Edward F. Voboril, a seasoned senior executive and director within the medical device and healthcare industry, has been elected to the Company's Board of Directors, expanding its board to eight members.

"Mr. Voboril's extensive career in the healthcare and technology sectors will be invaluable as we continue the rapid growth and extension of our core urinalysis technology platform, and as we proceed with our new diagnostics initiatives and extensive product pipeline," stated Cesar Garcia, Chairman, President and Chief Executive Officer of IRIS International.

"His career encompasses nearly 20 years experience as chairman, chief executive officer and director for mid-sized public companies, as well as not-for-profit organizations, having served on audit, nominating, compensation and corporate governance committees. His skills will complement and be an asset to our current board and we look forward to his contributions," Mr. Garcia said.

Mr. Voboril is currently Chairman of the Board of Analogic  Corporation (NASDAQ:
ALOG), a leading $370 million designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). He has been a member of the Analogic board since 1990.

In 2008, Mr. Voboril, 65, retired as Chairman of Greatbatch, Inc. (NYSE:GB), a technology based manufacturer of medical devices and specialty power sources, where he served as Chief Executive Officer from 1990 to 2006. During his tenure at Greatbatch, he led the Company from revenues of about $30 million to $318 million in 2007 as Greatbatch evolved from a small specialty battery manufacturer to a world leader in the supply of precision components for implantable medical devices. Under his leadership, Greatbatch's growth was driven by both the development of its own proprietary technology and complementary acquisitions.

Mr. Voboril also served as Vice President and General Manager of the Biomedical Division of PPG Industries and held senior executive positions in the medical businesses of Honeywell, General Electric, Syntex and Litton Industries. In addition, from 1995 to 1998, he was President of the Health Care Industries Association (HCIA), a not-for-profit trade association and networking support organization in Western New York that provides professional services for healthcare industries and institutions.

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Mr.  Voboril is presently an adjunct  professor of  engineering  and chairman of
'NUvention' at the Center for Entrepreneurship and Innovation at Northwestern University, and also serves on the manufacturing council of the United States Department of Commerce. He holds a Bachelor of Arts degree in Industrial Engineering from Northwestern University and an MBA from Harvard University where he was a Baker Scholar.

ABOUT IRIS INTERNATIONAL

IRIS International is a leading global IN VITRO diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company's products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with an installed based of more than 1,900 systems in over 50 countries.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," ,"plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company's products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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